Exhibit 23.1

Consent of UHY LLP, Independent Registered Public Accounting Firm

The Board of Directors

TranSwitch Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-114238, 333-69005, 333-105332, 333-109102, 333-109571 and 333-131772) on Form S-3 and (Nos. 333-75800, 333-70344, 333-44032, 333-83187, 33-94234, 333-89798, 333-131773 and 333-126129) on Form S-8 of TranSwitch Corporation and subsidiaries of our report dated February 20, 2006, relating to the consolidated balance sheet of TranSwitch Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of TranSwitch Corporation and subsidiaries.

/s/ UHY LLP

New Haven, Connecticut

February 20, 2005